Exhibit 99.1

Norcraft Holdings, L.P. Extends Tender Offer and Consent Solicitation

for 9.75% Senior Discount Notes due 2012

May 16, 2011 – Eagan, Minnesota – Norcraft Holdings, L.P. (the “Company”) announced today that the Company is extending the tender offer expiration date for its previously announced tender offer and consent solicitation relating to its and Norcraft Capital Corp.’s outstanding 9.75% Senior Discount Notes due 2012 (the “Notes”). The tender offer, which was to have expired at 11:59 p.m., New York City time, on May 16, 2011, will be extended to 5:00 p.m., New York City time, on May 25, 2011 (the “Expiration Date”), unless further extended by the Company.

The Company has received tenders and consents from the holders of approximately $47.9 million aggregate principal amount, or approximately 89.3%, of the Notes as of 5:00 p.m., New York City time, on May 13, 2011. The last day that holders of the Notes could have withdrawn tendered notes and revoked delivered consents was 5:00 p.m., New York City time, on May 2, 2011 (the “Consent Date”). Accordingly, the deadline for the tender offer and consent solicitation has passed. As a result, any Notes previously tendered and not validly withdrawn before the Consent Date may no longer be withdrawn and any consents previously delivered may no longer be revoked.

The tender offer and consent solicitation remain conditioned on the satisfaction of certain conditions, including, among other things, the receipt by the Company of at least $56.0 million in aggregate gross proceeds from a proposed private placement of notes (the “Refinancing Condition”). As the Refinancing Condition has not yet been satisfied, no Notes will be accepted for purchase by the Company and no consent payments will be made by the Company at this time. If any of the conditions are not satisfied prior to the Expiration Date, the Company is not obligated to accept for payment or to purchase or pay for any tendered Notes or make any consent payment, subject to applicable laws, and may even terminate its tender offer and consent solicitation or amend its tender offer and consent solicitation to extend the Expiration Date until such time as all conditions are satisfied. Notwithstanding the foregoing, the Company may waive the Refinancing Condition if Norcraft Companies, L.P. consummates its consent solicitation announced today, and subsequently raises at least $60.0 million in aggregate principle amount of additional senior secured second lien indebtedness. In such event, substantially all of the proceeds of such indebtedness would be used to pay the consideration required to consummate the tender offer and consent solicitation with respect to the Notes.

If the tender offer is consummated, any Notes not tendered and purchased pursuant to the tender offer will remain outstanding, and the holders thereof will be bound by the proposed amendments contained in the Supplemental Indenture even though they have not consented to the proposed amendments. The Company intends to redeem any of the Notes that remain outstanding after the consummation of the tender offer in accordance with the terms of the Indenture.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company or any of its subsidiaries. The offers to purchase the securities are only being made pursuant to the offer documents, including the Offer to Purchase. No offers are being made herein to holders of securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

UBS Securities LLC is acting as the Dealer Manager for the tender offer and consent solicitation. Global Bondholder Services Corporation is acting as the Information Agent and as the Depositary. Persons with questions regarding the offer should contact the Dealer Manager, toll-free at (888) 719-4210 or collect at (203) 719-4210. Requests for documentation relating to the tender offer and consent solicitation may be directed to the Information Agent, toll-free at (866) 470-4300.

Contact:

Norcraft Holdings, L.P.

Leigh E. Ginter, 651-234-3315

Chief Financial Officer

leigh.ginter@norcraftcompanies.com